Exhibit 10.92

SANTA LUCIA BANK

SALARY CONTINUATION AGREEMENT

This Santa Lucia Bank Salary Continuation Agreement (hereinafter “Agreement”) is made and entered into effective as of December 17, 2008, by and between Santa Lucia Bank, a bank organized and existing under the laws of the state of California (hereinafter the “Bank” or “Employer”) and Larry H. Putnam , an executive of the Bank (hereinafter “Executive”);

WHEREFORE, the parties hereby agree to the following;

RECITALS

WHEREAS, Executive has been and continues to be a valued Executive of the Bank, and is now serving the Bank;

WHEREAS, Executive’s experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Employer to provide Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce Executive to remain in the Employer’s employment; and

WHEREAS, Executive and the Employer wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to Executive;

NOW, THEREFORE, in consideration of the services to be performed by Executive in the future, as well as the mutual promises and covenants contained herein, Executive and the Employer agree as follows:

AGREEMENT

1.0                               Terms and Definitions.

For the purposes of this Agreement, the following terms shall have the meanings indicated below, unless the context clearly indicates otherwise. In the event any provision of this Agreement is ambiguous, then it shall be interpreted in a manner that is consistent with Internal Revenue Code Section 409A. Subject to the forgoing, the terms below shall be defined as follows:

1.1                               Accrued Liability Balance. The term “Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement, as of the end of the month preceding the Executive’s Separation from Service. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including but not limited to Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the

Discount Rate. Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using the applicable Discount Rate.  Notwithstanding the forgoing, the accruals shall be made as consistently as possible over the span of this Agreement (thus, the benefit shall be accrued for as evenly as possible each year).

1.2                               Administrator.  The Bank shall be the “Administrator” and, solely for the purposes of ERISA as discussed herein, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.3                               Bank.   For the purpose of this Agreement, the term “Bank” or “Employer” shall be read so as to include the Santa Lucia Bank holding company, Santa Lucia Bancorp, when permissible.

1.4                               Board of Directors.  The “Board of Directors” shall mean the Board of Directors for the Bank, hereinafter “the Board”.

1.5                               The Code.  The “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6                               Discount Rate.  The term “Discount Rate” means the rate used by the Plan Administrator for in any specified year to accrue benefits under this Plan; however, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP (Generally Accepted Accounting Principles).

1.7                               Effective Date.  The term “Effective Date” shall mean the date first written above.

1.8                               ERISA.  The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.9                               Executive Benefit.  The term “Executive Benefit” shall mean the benefit amounts determined pursuant to Paragraphs 1 through 6 (including sub-paragraphs, as applicable), forfeited, reduced or adjusted to the extent:  (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.10                        IRC 409A. The term “IRC 409A” shall refer to the final regulations issued by the IRS and the Treasury Department under Section 409A of the Code.

1.11                        Normal Retirement / Normal Retirement Age.  The term “Normal Retirement” shall mean the Executive’s Separation From Service on or after attaining the Normal Retirement Age of Sixty-Five (65) for any reason other than “For Cause” (or because of death).

1.12                        Plan Year.  The “Plan Year” shall mean the calendar year.

1.13                        Separation From Service/ Termination of Employment.  The terms “Separation From Service” (Separates From Service) and “Termination of Employment” shall be used interchangeably for the purposes of this Agreement and shall be interpreted in accordance with the provisions of IRC 409A. Currently, IRC 409A provides that, whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months). There shall be no Separation From Service while the Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to re-employment with the service recipient under an applicable statute or by contract.

1.14                        Specified Employee. The term “Specified Employee” shall be defined in accordance with IRC 409A. At present, and in accordance with IRC 409A, the term “Specified Employee” means an employee who, as of the date of the employee’s Separation from Service, is a key employee of an employer of which any stock is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a specified employee identification date. If Executive is a key employee as of a specified employee identification date, then Executive shall be treated as a key employee for the entire twelve (12) month period beginning on the specified employee effective date.

1.15                        Termination for Cause. The term “Termination for Cause” shall mean Termination of Executive’s employment by reason of any of the following:

A.                                   Executive’s personal dishonesty, incompetence or willful misconduct;

B.                                     Executive’s breach of fiduciary duty involving personal profit;

C.                                     Executive’s intentional failure to perform Executive’s duties for the Bank after a written demand for performance is given to Executive by the Board which demand specifically identifies the manner in which the Board believes that Executive has not performed his duties;

D.                                    Executive’s willful violation of any law, rule, regulation or final cease and desist order (other than traffic violations or similar minor offenses) to the extent detrimental to the Bank’s business or reputation; or

E.                                      Executive’s material breach of any provision of this Agreement.

2.                                      Scope, Purpose and Effect.

2.1                               Contract of Employment.  Although this Agreement is intended to provide Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between Executive and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate Executive’s employment.  This Agreement shall have no impact or effect upon any separate written Employment Agreement which Executive may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of said Employment Agreement.

2.2                               Fringe Benefit.  The benefits provided by this Agreement are granted by the Bank as a fringe benefit to Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

2.3                               Prohibited Payments.  Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator, no payment shall be made hereunder without complying with said FDIC Rules.

2.4                               Additional Prohibited Payments. If the Bank is subject to the executive compensation limitations under the United States Treasury Department’s Troubled Asset Relief Program (“TARP”) at the time Executive becomes entitled to any payment under this Agreement, and if such payment, together with any other payments which Executive has the right to receive from the Bank, exceed the limits allowed for Executive established under TARP, then the aggregate payments to Executive pursuant to this Agreement and any other agreement with Executive shall be reduced to the largest amount as will result in no portion of such payments violating the executive compensation limitations under TARP.

3.                                      Delay in Payments for Specified Employee in the Event of a Separation From Service.

3.1                               Internal Revenue Code Section 409A Compliance. It is the intent of the parties to comply with all applicable Internal Revenue Code Sections, including, but not limited to, IRC 409A. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices or clarifications. While it is understood that a general IRC 409A savings clause will not be effective, the parties intend that any ambiguities regarding any terms or payouts contained herein shall be interpreted in a manner consistent with IRC 409A.

Thus, for any benefits payable pursuant to this Agreement due to a Separation From

Service, if the individual is a Specified Employee (as defined herein and by IRC 409A) as of the date of the Separation From Service, and the Employer’s stock is publicly traded on an established securities market or otherwise, any such benefit shall be withheld for six (6) months following such Separation From Service in order to comply with IRC 409A. In addition, for any individual affected by this six (6) month delay in payment imposed by IRC 409A, and if and/or when applicable, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of Separation From Service. Monthly installment payments shall continue thereafter if called for.

4.                                      Executive Benefits Payments.

4.1                               In the Event Executive Does not Separate From Service with the Bank Until on or After Normal Retirement.  In the event Executive does not Separate From Service until on or after the attaining the Normal Retirement Age of Sixty-Five (65) (and for any reason other than “For Cause”), then Executive (or his designated Beneficiaries) shall be entitled to be paid an annual Executive Benefit equal to Twenty Thousand Dollars ($20,000).  This annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments on the first day of each month, beginning with the month following the month in which Executive Separates From Service and continuing until the death of the Executive or for a period of Fifteen (15) Years, whichever is the later to occur.

4.2                               Payments in the Event Executive Separates From Service Prior to Normal Retirement.  In the event Executive Separates From Service prior to qualifying for Normal Retirement (and for any reason other than for Cause or due to death), then Executive shall be entitled to be paid the following annual amount, based on the date of his Separation From Service:

Date of Separation From Service	Annual Benefit Amount
January 1, 2008 through December 31, 2008	$14,000
January 1, 2009 through December 31, 2009	$16,000
January 1, 2010 through December 31, 2010	$18,000
January 1, 2011 and thereafter	$20,000

This annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments on the first day of each month, beginning with the month following the month in which Executive Separates From Service and continuing until the death of the Executive or for a period of Fifteen (15) Years, whichever is the later to occur.

4.3                               Termination for Cause.  In the event Executive’s Employment with the Employer is Terminated at any time for Cause, then he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Employer pursuant to the terms of this Agreement.

4.4                               Death. In the event Executive dies while employed by the Bank and prior to attaining the Normal Retirement Age of Sixty-Five (65), then Executive’s designated

Beneficiary(ies) shall be entitled to receive an annual Executive Benefit equal to Twenty Thousand Dollars ($20,000). This annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments on the first day of each month, beginning with the month following the month in which Executive dies and continuing for a period of Fifteen (15) Years.

In the event Executive dies after becoming entitled to benefits under this Agreement pursuant to the provisions of Paragraphs 4.1 or 4.2 but prior to receiving any or all such benefit payments, then Executive’s designated Beneficiary(ies) (pursuant to section 8.0) shall be entitled to receive any and all such outstanding payments in the same amount and on the same payment schedule as Executive would have received had he survived.

5.0                               IRS Section 280G Issues.  If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which Executive has the right to receive from the Employer, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible (and in accordance with IRC 409A)  the amount of excise tax imposed by Section 4999 of the Code.  If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment.  The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Employer immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Employer and Executive in the exercise of their reasonable good faith judgment.

6.0                               Administrative and Claims Provision.

6.1                               Named Fiduciary and Plan Administrator.  The “Named Fiduciary and Plan Administrator” of this executive plan shall be the Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of this executive plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including employment of advisors and the delegation of ministerial duties to qualified individuals.

6.2                               Claims Procedure.  In the event a dispute arises over the benefits under this Agreement and benefits are not paid to the Employee (or to the Employee’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Employer (as the plan administrator) in accordance with the following procedures:

A.                                   Written Claim.  The claimant may file a written request for such benefit with the Administrator.

B.                                     Claim Decision.  Upon receipt of such claim, the Administrator shall respond to such claimant within ninety (90) days after receiving the claim.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)                                     The specific reasons for the denial;

(ii)                                  The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)                               A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)                              Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.                                     Request for Review.  Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Administrator, a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.                                    Decision on Review.  The Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify the claimant in writing of its decision on review.  The Committee shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)                                      The specific reasons for the denial;

(ii)                                   A reference to the specific provisions of the Agreement on which the denial is based;

(iii)                                A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to,  and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)                               A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

7.0                               Attorney’s Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled. The “prevailing party” means any party determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

8.0                               Beneficiary Designation

8.1                               Beneficiary Designation. If applicable, Executive shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Agreement shall be paid in the event of his death prior to complete distribution to the Executive of the benefits due under this Agreement. Each Beneficiary designation shall be in a written form and will be effective only when filed with the Administrator during the Executive’s lifetime.

8.2                               Amendments to Beneficiary Designation. Any beneficiary designation may be changed by the Executive without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Administrator. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If an Executive’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

8.3                               No Beneficiary Designation. In the absence of an effective beneficiary designation, or if all stated Beneficiaries predecease the Executive or die prior to complete distribution of the Executive’s Benefit, then the Executive’s designated Beneficiary shall be deemed to be the Executive’s estate.

8.4                               Doubt as to Beneficiary. If there is a doubt as to the proper Beneficiary to receive payments pursuant to this Agreement, then the Company shall have the right to withhold such payments until this matter is resolved.

8.5                               Effect of Payment to the Beneficiary. The payment to the deemed Beneficiary shall fully and completely discharge the Company from all further obligations under this Agreement.

9.0                               Status as an Unsecured General Creditor and Rabbi Trust.  Notwithstanding anything contained herein to the contrary:  (i) Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and Executive acknowledge and agree that, in the event of a Change in Control, upon request of Executive, or in the Bank’s discretion if Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement.  The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to Executive in such manner and at such times as specified in this Agreement.

10.0                        Miscellaneous.

10.1                        Opportunity To Consult With Independent Advisors.  Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive, provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 280G and 4999 of the Code. In the event the parties are unable to eliminate such excise taxes, Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

10.2                        Notice.  Any notice required or permitted of either Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	7480 El Camino Real
Atascadero, CA 93422
FAX (805) 466-1058

If to the Executive:

10.3                        Assignment.  Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be:  (i) subject to seizure by any creditor of Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void. In the event Executive or any beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, any such attempted transfer or assignment shall be void.

10.4                        Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of Executive and the Bank.  Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.  In the alternative, the holding company may agree to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the holding company, as the case may be.

10.5                        Nonwaiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

10.6                        Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

10.7                        Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

10.8                        Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative, and only to the extent that it is compliant with all applicable codes and statutes, including but not limited to IRS Code Section 409A.

10.9                        Paragraph Headings.  The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

10.10                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

10.11                 Governing Law.  The laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the

Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank shall govern the validity, interpretation, construction and effect of this Agreement.

10.12                 Gender.  Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

11.0                        Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations.

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, the Code, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive plan, then the Bank reserves the right to terminate or modify this Agreement accordingly.

IN WITNESS WHEREOF, the Bank and Executive have executed this Agreement on the date first above-written in the City of Atascadero, California.

Santa Lucia Bank

By:	/s/ John C. Hansen	Date:	12/17/08
Signature & Title

Executive

By:	/s/ Larry H. Putnam	Date:	December 17, 2008
Signature & Title

/s/ John C. Hansen		/s/ Cindy Dilbeck
Witness		Witness